Exhibit 99.1


   Contacts: Jeff Aubin                             Richard Sneider, CFO
        Beaupre & Co. Public Relations         Kopin Corporation
        (603) 559-5838                         (508) 824-6696
        jaubin@beaupre.com                     rsneider@kopin.com


                         Kopin harnesses nanotechnology
           to achieve efficiency breakthrough in solid-state lighting

   Company's new NanoPocketTM semiconductor process, revealed in prestigious scientific journal, produces ultra energy-efficient LED lights

TAUNTON, Mass., July 29, 2002 - Kopin Corp. (NASDAQ: KOPN) for the first time has harnessed nanotechnology to produce light-emitting diodes (LEDs), yielding blue LEDs that are smaller than a grain of sand but are ultra efficient solid state light sources. The technical breakthrough is revealed and published in the July 29 edition of the prestigious Applied Physics Letters.

Using a new patent-pending process that creates "NanoPocketsTM" and other improvements, Kopin has developed a way to produce blue LED chips as bright as those commercially available and yet can be driven by much lower voltage. Kopin's new CyberLiteTM blue LED chips require less than 2.9 volts of electricity (for 20 milliamperes current) - significantly lower than 3.3 volts for commercially available LEDs - and yet have 100 millicandela brightness. "Getting below 3 volts has been a scientific hurdle for nearly a decade," said Kopin Founder and Chairman Dr. John C.C. Fan. "It took a new way of thinking to overcome this challenge. With further development, we can approach the holy grail of using these solid-state sources for general lighting."

The blue CyberLite can be combined with a yellow phosphor to create a white LED. These blue and white Cyberlites are ideal for compact portable light-using devices, such as wireless phones, games, camcorders, cameras, laptops and PDAs, which operate on battery power.

"Today's CyberLites announcement is significant because Kopin has cleverly integrated nanotechnology into the semiconductor process to create LEDs that are extremely low voltage and ultra bright," said Bob Steele, director of optoelectronics at Strategies Unlimited, a market research firm.

"With CyberLites, we've taken a very important first step in the commercialization of nanotechnology," said Fan. "The next step is achieving mass production. Although this is always the toughest part, as we did with our HBT Transistors and CyberDisplayTM technologies, we believe we can move CyberLites into large-volume production for the mass market. We have already begun shipping evaluation samples of CyberLites to prospective customers towards this goal."

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Kopin selected LED lighting as its next innovation based on its Wafer
Engineering ProcessTM because it has synergies with its current III-V and CyberDisplays products, and because the high-brightness LED market is already large at $1.2 billion today and expected to grow rapidly reaching more than $3 billion by 2005, according to Strategies Unlimited.

Wafer Engineering Process and Nanotechnology
When different semiconductor materials are combined, natural "defects" occur at the atomic level. Kopin's patented and proprietary Wafer Engineering Process significantly reduces the number of defects and enables the creation of products using advanced semiconductor materials. Kopin commercialized this process and created several unique products, including HBT transistors and CyberDisplays, which today are mass-produced and are leaders in their product categories.

Kopin's CyberLites are fabricated on gallium nitride compounds grown on low-cost aluminum oxide (sapphire) substrates by the same process, organometallic chemical vapor deposition, that Kopin uses for volume production of its HBT transistor wafers. In addition to high brightness and low voltage, CyberLites have achieved ESD resistance of over 4000 volts while resistance of commercially available LEDs is 2000 volts or lower. High ESD resistance is critical for industrial applications such as in automobiles.

"Kopin took the Wafer Engineering Process one step further in creating CyberLites. Realizing that defects cannot be completely eliminated, Kopin provided confinements for production of light away from the defects, and inside these NanoPockets," said Professor Jagdish Narayan of North Carolina State University, a co-author of the Applied Physics Letters paper, and Distinguished University Professor and Director of National Science Foundation Center of Advanced Materials and Smart Structures.


"The concept of using nanostructures to enhance the efficiency of LEDs is very novel, and should be effective if these nanostructures are spaced less than the separation of material defects such as dislocations. These reported nanostructures (NanoPockets) not only possess this important feature, but also it is impressive that these structures are naturally formed as a result of internal strains. The Kopin and North Carolina University teams of material scientists are world renowned, and it is a credit to them that they achieved such important advances," said Professor Stephen Pearton, Chair Professor at the University of Florida, Gainesville.

According to figures cited by the president of the Optoelectronics Industry Development Association (July 18, 2001):

   > Significant adoption of solid state lighting over the next 20 years could reduce global electricity usage for lighting by 50 percent and reduce total global electricity consumption by 10 percent.

   > If solid state lighting could garner a significant share of the general lighting market, the United States could avoid 276 metric tons of carbon emissions by 2020.

"LEDs use solid state technology to perform more work using a fraction of the energy current lighting does," U.S. Energy Secretary Spencer Abraham told the United States Energy Association on June 12. "The time has come to take the next step toward solid-state lighting. Inorganic light emitting diode is to florescent lamps what transistors were to vacuum tubes, or what the automobile was to the horse and buggy."

Widely deployed LED lighting could significantly reduce greenhouse gas emissions, energy costs and the world's consumption of oil, gas and nuclear power while making possible new inventive ways of illuminating rooms, buildings and products.

About Kopin
Founded in 1984, Kopin (NASDAQ: KOPN) is pioneering the use of the Wafer Engineering Process(TM) in consumer, communications and military technology. The company supplies the world's largest electronics manufacturers and government agencies with breakthrough semiconductor products - from dime-sized microdisplays to ultra-efficient transistors to solid-state LED lighting - that enhance the delivery and presentation of voice, video and data. Kopin technology is currently used in one-quarter of the world's cell phones and nearly one-third of the world's camcorders and is the microdisplay standard for the U.S. military. For more information, please visit Kopin's Web site at www.kopin.com.

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CyberDisplays, CyberLites, Wafer Engineering and NanoPockets are trademarks of
Kopin Corporation.